Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OCÉ N.V.

(Exact name of issuer as specified in its charter)

The Netherlands	0-13742
(State or other jurisdiction of incorporation or organization)	(Commission File No.)

St. Urbanusweg 43

Venlo, The Netherlands

(Address of Principal Executive Offices)

OCÉ IMAGISTICS INC.

SHARE INCENTIVE PLAN 2005

(Full title of the plan)

J.T.M. van Bergen, Océ N.V.

Secretariat of the Company

P.O. Box 101

5900 MA Venlo, The Netherlands

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeffrey G. Aromatorio, Esq.

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

(412) 288-3364

CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Ordinary Shares, nominal or par value Euro 0.50 per share	350,000	$16.92	$5,922,000	$633.65

[1]	The Ordinary Shares made available under the Oce Imagistics, Inc. Share Incentive Plan 2005 (the “Plan”) will be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”). The Ordinary Shares are traded on the Amsterdam Stock Exchange.
[2]	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Ordinary Shares.
[3]	Pursuant to Rules 457(h) and 457(c), the offering price of the shares covered by the registration statement is estimated solely for purposes of calculating the registration fee and is based on the average of the reported high and low sale prices for the ADSs representing the Registrant’s Ordinary Shares in the NASDAQ National Market System on March 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule

428(b)(1) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Océ N.V. (the “Registrant”) (Commission File No. 0-13742) with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended November 30, 2005;

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act after November 30, 2005; and

(c) The description of the Ordinary Shares and related American Depositary Shares representing such Ordinary Shares, evidenced by American Depositary Receipts, contained in the Registrant’s Form 8-A filed with the Commission on July 15, 1985, together with any amendments or report filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), and 15(d) of the 1934 Act and any Form 6-K subsequently submitted to the Commission by the Registrant in which the Registrant indicates that such Form 6-K is being incorporated by reference herein prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing or submission, as applicable, of such documents.

Any statement contained in a document incorporated, or deemed incorporated, by reference herein shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed or submitted document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant will reimburse members of its Board of Executive Directors and its Supervisory Board, as well as their former members, for costs related to the fulfillment of their duties, which costs include the cost of defense against claims for compensation on the grounds of acts or omissions in fulfillment of their duties and other legal or administrative proceedings in which they are involved as members of such Boards. The Registrant will also indemnify members of such Boards, as well as their former members, against any financial loss that is a direct result of these claims. These provisions do not apply if and to the extent it is definitively established that the act or omission that gave rise to the claim was manifestly improper or seriously culpable. The Registrant is authorized to take out professional liability insurance on the members of such Boards.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9. Undertakings.

(a) Rule 415 offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form

S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Venlo, the Netherlands, on the 8th day of March, 2006.

OCÉ N.V.

By:	/s/ R.L. van Iperen
R.L. van Iperen
Chairman of the Board of Executive Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ R.L. van Iperen R.L. van Iperen	Chairman of the Board of Executive Directors (Principal Executive Officer)	March 8, 2006

/s/ J. van den Belt J. van den Belt	Chief Financial Officer and member of the Board of Executive Directors (Principal Financial Officer)	March 8, 2006

/s/ J. L. Brentjens J. L. Brentjens	Supervisory Director	March 6, 2006

F. J. de Wit	Supervisory Director

/s/ M. Arentsen M. Arentsen	Supervisory Director	March 5, 2006

A. Baan	Supervisory Director

/s/ P. Bouw P. Bouw	Supervisory Director	March 4, 2006

/s/ J. V. H. Pennings J. V. H. Pennings	Supervisory Director	March 4, 2006

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Océ N.V., has signed this registration statement on Form S-8 in Pittsburgh, Pennsylvania on March 8, 2006.

REED SMITH LLP

By	/s/ A.R. Nogay

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description and Method of Filing
23.1	Consent of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm, filed herewith

99.1	Océ Imagistics, Inc. Share Incentive Plan 2005, filed herewith